Exhibit 99

                         FINANCIAL STATEMENT SCHEDULE II

                              ALLSTAR SYSTEMS, INC.
                        VALUATION AND QUALIFYING ACCOUNTS
                             AS OF DECEMBER 31, 2000
                                 (In Thousands)


                                                     Balance at   Charges to   Charge to
                                                      Beginning   Costs and      Other       Other          Balance at
                    Description                        of Year     Expenses    Accounts     Changes         End of year

Accumulated provision deducted from related assets on balance sheet:
         Allowance for doubtful accounts receivable:
              1998                                         249       3,410                  (3,301)  (A)         358
              1999                                         358         916                  (1,046)  (A)         228
              2000                                         228       2,821        (83)      (2,226)  (A)         740
         Inventory reserves:
              1998                                          16       1,900                  (1,916)  (A)           0
              1999                                           0         512                    (511)  (A)           1
              2000                                           1         673                    (279)  (A)         395
Reserves other than those deducted from assets on balance sheet:
         Allowance for doubtful vendor accounts receivable:
              1998                                         349       1,049                  (1,243)  (A)         155
              1999                                         155       1,270                  (1,117)  (A)         308
              2000                                         308       1,135                  (1,443)  (A)           0

(A) Reductions related to amounts written off.